Exhibit (h)(xvi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                        SERVICE MARK LICENSE AGREEMENT

      THIS AGREEMENT made as of the 22nd day of September, 2003, by and between Manufacturers and Traders Trust Company, a New York state bank and trust company having its principal office in Buffalo, New York (hereinafter "Licensor"), and MTB Group of Funds (formerly named, Vision Group of Funds), a Delaware statutory trust, created under, governed by and construed and administered according to the laws of the state of Delaware, having its principal place of business in Pittsburgh, Pennsylvania (hereinafter "Licensee").

                                 WITNESSETH:

      WHEREAS, Licensor is the owner of the service mark "MTB" for banking services including US Registration No. 18211683 hereinafter ("Service Mark") and is the owner of an intent-to-use application for the Service Mark for certain financial services which is now pending in the United States Patent and Trademark Office ("PTO") (Serial No. 78/260987); and

      WHEREAS, Licensee wishes to use, and Licensor is willing to permit use of the Service Mark as part of Licensee's trade name "MTB Group of Funds" and in the names of certain portfolios offered by the Licensee, there being no assurances given by Licensor that such application pending in the PTO will result in the Federal registration sought or that others might not contest the foregoing registration, pending application and/or use; and

      WHEREAS, Licensee is organized to operate as a registered investment company, the purpose of which is to invest and reinvest amounts contributed by investors in designated types of securities, to distribute the income of those investments, and to redeem at net asset value (plus any applicable sales charge or redemption fee) interests tendered for redemption by investors;

      WHEREAS, the Board of Trustees of Licensee approved its name change, effective August 15, 2003, with the acquiescence and notice to Licensor, and both parties wish to further document their agreement on the terms of the use of the Service Mark, and

      WHEREAS, Licensor has entered into Investment Advisory Contracts with Licensee dated November 1, 2000 ("November Contracts"), pursuant to which Licensor, through its separately identifiable department, M&T Asset Management, has provided investment management advice to the Licensee with respect to the Licensee's services to be conducted under the Service Mark,

      WHEREAS, the November Contracts have been superseded by substantially identical advisory agreements between the Licensee and Licensor's wholly-owned subsidiary, MTB Investment Advisors, Inc., effective August 22, 2003 ("August Contracts") and Licensor may desire that an affiliate of Licensor provide investment advice to Licensee under investment advisory agreements substantially identical to the August Contracts (such advisory agreements and any replacement agreements that the parties or their affiliates or successors may agree to from time to time are referred to herein as the "Investment Advisory Contracts"); and

      WHEREAS, Licensee desires a non-exclusive and non-transferable license for the use of the Service Mark in connection with Licensee's business as a registered investment company.


      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

      1. Grant of License. Licensor hereby grants to Licensee for the duration of this Agreement, upon the terms and conditions set forth herein, a royalty-free, non-exclusive and non-transferable right and license to use the Service Mark, or any mark in which part or all of the Service Mark is used, worldwide, in connection with Licensee's business as a registered investment company sponsoring investment vehicles to be offered to Licensor's customers and those of Licensor's affiliates (hereinafter the "Services"), but only so long as the Service Mark is used in accordance with the standards of quality and controlled use established by Licensor and so long as the Investment Advisory Contracts are in force.

      2. Use of Service. For the continued right to use the Service Mark, Licensee agrees to adhere to the established rules and regulations promulgated by law and by Licensor for controlled use of the Service Mark including any specifications as to form, style, design and color as such rules, regulations, and specifications, may be amended, modified or revised from time to time.

      In addition, Licensee agrees to use the Service Mark in advertising and promoting the Services, to adhere to the standards of quality and controlled use established by Licensor and communicated to Licensee orally or in writing from time to time, and to perform the Services identified by the Service Mark in accordance with the standards of business practice prescribed by Licensor.

      3. Protection of Service Mark. Licensee acknowledges Licensor's sole ownership of, and exclusive right of use of, the Service Mark. Licensee represents, warrants and agrees that it shall take no steps to challenge Licensor's exclusive right, title and interest in and to the Service Mark or do any act or thing in derogation of Licensor's rights therein. Licensee shall supply Licensor or Licensor's designee with examples of all proposed uses of the Service Mark, and all advertising or promotional materials or other documents utilizing or displaying the Service Mark shall be submitted to Licensor or Licensor's designee by Licensee for Licensor's or such designee's approval prior to Licensee's use thereof.

      Licensee shall mark all documents, instruments, papers, letters, advertisements, etc. displaying the Service Mark with any notices of Licensor's Service Mark ownership or registration as may be required by law or Licensor.


      4. Inspection by Licensor. Licensor shall have the right to inspect the use of the Service Mark by Licensee and to check the operating methods of the Licensee at any time it deems necessary or desirable during Licensee's normal business hours for the purpose of determining whether Licensee is adhering to the terms and conditions hereof as well as the quality standards established by Licensor from time to time for use of the Service Mark and performance of the Services provided under the Service Mark. Moreover, Licensee shall, upon request, supply Licensor with specimens of its use of the Service Mark.

      5. Licensee Not to Impair Value of Service Mark. Licensee will not at any time, either during the term of this Agreement or after termination hereof, adopt or use any word or mark that is similar to or confusing with
the Service Mark, without Licensor's prior written consent.   Licensee will
not represent that it has any ownership in the Service Mark or in its registration.

      6. Ownership of Service Mark. Licensor shall retain full ownership of the Service Mark and any similar marks and the corresponding registrations and applications, and all use of the Service Mark and any similar mark, including but not limited to all good will associated with the Service Mark and any similar mark shall inure to the benefit of the Licensor. Licensor may sell, assign, grant, license or otherwise transfer the Service Mark and any similar marks as it shall, in its sole discretion, decide. Apart from its license rights under this Agreement, Licensee shall not acquire any right, title or interest in or to the use of the Service Mark. Licensee shall not acquire any right, title or interest in or to the use of the Service Mark which may be construed to survive the termination of this Agreement and of the license granted hereby.

      Licensee shall notify Licensor as soon as it acquires any knowledge of any infringement of the Service Mark or if any claim of infringement is made against it based on its use of the Service Mark. Licensor shall conduct the prosecution or defense of any lawsuit arising from such infringement or claim of infringement and Licensee shall cooperate with Licensor in the prosecution or defense of any such suit.


      7. Indemnification of Licensee. Licensor hereby agrees to indemnify and hold harmless Licensee, and any of its portfolios now or hereinafter created during the term of this Agreement which uses the Service Mark from and against any and all loss, cost, damage and expense (including reasonable attorney's fees and court costs) finally awarded, or agreed to in a settlement of which Licensor is a party as a result of any claim of trademark or service mark infringement by any third party against the Licensor, the Licensee or any of said portfolios in connection with the license in the Service Mark granted hereunder, provided that, at all times relating to such claim, Licensee shall have been in full compliance with the terms and conditions hereof and provided that Licensee promptly notifies Licensor in writing of such claim, provides Licensor a copy of all information received by Licensee with respect to a claim or proceeding, cooperates with Licensor in defending or settling the claim or proceeding, and allows Licensor to control the defense and settlement of the proceeding,
including the selection of attorneys.   Licensee may observe any proceeding
and confer with Licensor at its own expense. If a suit or proceeding is brought or appears to Licensor to be likely to be brought, Licensor may, at its sole option and expense, obtain the right for Licensee to continue using the allegedly infringing Service Mark. If Licensor finds that this alternative is not available to it on commercially reasonable terms, Licensor may terminate this Agreement and the license for the Service Mark hereunder.

      8. Automatic Termination. This Agreement and the license granted hereby shall automatically terminate upon the occurrence of any of the following events:


      (a) any action by any governmental authority which terminates or materially impairs the right of Licensee to conduct its business as a registered investment company;

      (b) Licensee's failure to comply with Licensor's standards of quality or controlled use or business practices;

      (c) Licensee liquidates and makes distribution to its shareholders of the assets comprising the portfolios of Licensee;

      (d) Licensee dissolves or is dissolved, voluntarily or by operation of law, is liquidated, or otherwise terminates its existence;

      (e) a trustee, receiver, liquidator or custodian shall be appointed for Licensee or for any substantial part of Licensee's property;

      (f) Licensee shall become insolvent, make a general assignment for the benefit of its creditors, or admit in writing its inability to pay, or shall generally cease paying, its debts as they mature or become due;

      (g) any bankruptcy, insolvency, reorganization, arrangement or similar proceedings shall be instituted by or against Licensee under any bankruptcy, insolvency or similar law providing for the relief of debtors, and such proceeding shall not be dismissed within thirty (30) days;

      (h) an order for relief shall be entered against Licensee in any involuntary case commenced under the U.S. Bankruptcy Code;

      (i) any account of Licensee shall be attached or become subject to any writ, judgment, warrant of attachment, execution or similar process; or

(j) The Licensee ceases to use Licensor or one of its affiliates or successors as investment adviser.

      9. Breach of Contract. In the event Licensor determines at any time in its sole discretion that Licensee has breached any of the terms and conditions hereof, Licensor shall have the right to terminate this Agreement and the license granted hereby, immediately upon written notice to Licensee. Licensee agrees that upon receipt of such notice of termination, it will cease all use of or reference to the Service Mark as soon as practicable, but no later than thirty (30) days.

      10. Return of Materials Upon Termination. All materials in the possession of Licensee or subject to its control, on or in connection with which the Service Mark appears, shall be destroyed by Licensee or delivered to Licensor or its designated representative within thirty (30) days after the date of termination of this Agreement.

      11. Governing Law. This Agreement and the license granted hereby shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of laws rules of said State, and the service mark and trademark laws of the United States of America. The parties agree that any legal action, suit or proceeding pertaining to this Agreement or the license granted hereunder will be brought in the Courts of the State of New York or of the United States of America for the State of New York and Licensee expressly consents and submits to the jurisdiction of said courts.

      12. Term. This Agreement shall be effective as of the date of execution hereof and, subject to the termination provisions hereof, shall extend until terminated as herein provided.

      13. Amendments, etc. No amendment, modification, termination or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall be of any effect unless in writing and signed by persons authorized to sign agreements on behalf of the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand upon either party in any case shall entitle either party to any other or further notice or demand in similar or other circumstances.

      14. No Waivers. No delay or omission by either party hereto in exercising or enforcing any right or remedy reserved to it, or to require performance of any of the agreements hereunder, shall be a waiver of any such right or remedy or affect the right to enforce the performance of any such agreement. A waiver by either of the parties hereto of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

      15. Prior Agreements. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof.

      16. Notices. All notices, demands and other communications required or permitted to be given or made hereunder or in connection herewith shall be in writing and shall be deemed duly given, made or sent, and received, when personally delivered, or on the next succeeding business day when sent overnight mail via a nationally recognized delivery service (e.g., Federal Express)), or on the fourth business day next succeeding the day on which the same is sent by registered or certified mail, postage prepaid, to the party intended as the recipient thereof at its address specified below, or at such other address as such party may have provided to the other for such purpose in a notice complying with the terms of this Section 16.

If to Licensor:               Manufacturers and Traders Trust Company
                              110 East Pratt Street, 15th Floor
                              Baltimore, MD  21202
                              Attn:  Kenneth G. Thompson
                              Fax:  410-986-5667
                              Phone:  410-986-5691

                              With a copy to:

                              Manufacturers and Traders Trust Company
                              Counsel's Office, 12th Floor
                              One M&T Plaza
                              Buffalo, New York  14203
                              Attn:       IT Attorney
                              Fax:  716-842-5376
                              Phone:      716-842-5837


If to Licensee:               MTB Group of Funds
                              5800 Corporate Drive
                              Pittsburgh, Pennsylvania  15237-7010
                              Attention:  Secretary
                              Fax:        412-288-8141
                              Phone:      412-288-1900

      17. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Licensee is not permitted to assign this Agreement or the license granted hereunder (by operation of law or otherwise), or any interest herein or therein, without the prior written consent of the Licensor. Licensor shall have the right to assign this Agreement (by operation of law or otherwise) and any of its rights hereunder, including its ownership of the Service Mark, and to delegate any of its duties hereunder, to one or more affiliates or to any transferee of the business of Licensor, without Licensee's prior written consent.

      18. Counterparts. This Agreement may be executed and delivered by the parties in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute but one and the same instrument.

      19. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.



      20. Headings. Section headings used herein are for convenience of reference only, and shall not enter into or affect the interpretation hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                    MANUFACTURERS AND TRADERS TRUST COMPANY


                                    By:  /s/ Kenneth G. Thompson
                                    Name:  Kenneth G. Thompson
                                    Title:  Administrative Vice President

                                    MTB GROUP OF FUNDS


                                    By:  /s/ Beth S. Broderick
                                    Name:  Beth S. Broderick
                                    Title:  Vice President